Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

IA GLOBAL, INC.

IA Global, Inc., a Delaware (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST:  Section 4.1 of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:

“4.1.	Authorized Shares.

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 450,005,000, of which 450,000,000 shares shall be Common Stock, all of one class, having a par value of $0.01 per share (“Common Stock”), and 5,000 shares shall be Preferred Stock, having a par value of $0.01 per share (“Preferred Stock”).”

SECOND:  The foregoing amendment was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, IA Global, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this 12th day of March, 2010.

IA GLOBAL, INC.

By:	_______________________________
Name:	Mark Scott
Title:	Chief Financial Officer